Exhibit 3.2

[note: in case of discrepancies, Italian version shall prevail]

CORPORATE CHARTER

TITLE I

CORPORATE NAME – CORPORATE PURPOSE – REGISTERED OFFICE –

SHAREHOLDERS’ DOMICILE – TERM

Article 1 - Corporate name

A joint stock company has been incorporated under the name: “Genenta Science S.p.A.”.

Article 2 - Registered office

The Company has its registered office in the Municipality of Milan, at the address resulting from the registration with the Register of Enterprises of Milan, pursuant to section 111 -ter of the preliminary dispositions prefacing the Italian Civil Code and transitory provisions.

The Board of Directors is entitled to establish or close down, both in Italy and abroad, local units (such as, for instance, branch offices, subsidiaries, administrative offices, representative offices, warehouses and stores), or to resolve upon the establishment of secondary offices or upon the transfer of the registered office to a Municipality other than the one above indicated, provided that it is within the national territory of Italy.

Article 3 - Shareholders’ domicile

A shareholder’s address for all relationships with the Company is deemed to be the address resulting from the Shareholders’ ledger. Each Shareholder must communicate any change in address to the Company.

Article 4 - Corporate purpose

The Company achieves the following purpose:

a) research, development, production, mass production and sale of new therapeutic compounds of bio-technological, biologic and chemical origin relating to the pharmaceutical, biotechnological, molecular and cellular medicine, genetic and diagnostic segments of industry (hereinafter also the “Business”);

b) production, processing of materials and provision of services in relation to the Business;

c) development and improvement of new technologies and procedures in relation to the Business;

d) mass production, production and distribution on own behalf and on behalf of third parties of pharmaceutical and para-pharmaceutical products, bio-technological, biologic and chemical products and their derivatives;

e) promotion and organisation or updates to its offering of scientific courses.

In order to achieve the Company purpose, the Company may execute any transaction it considers necessary or useful, albeit only secondarily and only as a means to achieving its stated purpose, which may involve transactions in securities, real property, commercial, industrial or financial in nature, including taking on mortgages and unsecured debt, in any form, with private individuals, companies, and banks, and issue collateral and other guarantees, including personal guarantees, letters of indemnity and guarantee. The Company may also take on and sell, directly or indirectly, interests in or investments in other companies or enterprise whether established or in the process of establishment, whose purpose is similar, related or in any way connected to its own.

Expressly excluded from the company purpose is any activity vis-à-vis the public that the law defines as “financial activity” and, except in certain cases and the full compliance with the related provisions set forth by law, any reserved professional activities and activities allowed by law only to certain individuals and legal entities.

Article 5 – Duration

The term of the Company is scheduled to expire on 31 December 2050.

TITLE II

CAPITAL AND SHARES

Article 6 - Capital and shares

The corporate capital of the Company is equal to Euro [●] and is divided into number [●] shares. Pursuant to section 2441 of the Italian Civil Code, the corporate capital may be increased and subscribed proportionately by the shareholders, all at once or at different times, through contributions in kind and/or contributions of receivables and/or capitalization of available reserves, by means of resolutions of the Shareholders’ meeting and in compliance with applicable law.

The corporate capital may also be increased by issuing shares entailing rights other than those granted by the previous shares.

The capital increase may take place through contribution in cash or in kind or of receivables, whether proportional or not, in compliance with applicable law.

The shareholders may also grant the Company loans, which shall be governed by the laws and regulations then in effect. Shareholder loans calling for repayment of principal need not be made in proportion to shares held in the Company’s corporate capital, in compliance with procedures and restrictions set out in applicable laws and regulations in effect from time to time.

Pursuant to section 2346, par. 1, of the Italian Civil Code, unless otherwise provided by applicable law, evidencing shares representing the Company’s capital shall not be represented by share certificates. The shares shall be uncertificated (dematerializzate) pursuant to section 83-bis et seq. of Legislative Decree no. 58 of 24 February 1998. [NOTE: to be evaluated. Technical assessment underway]

Pursuant to section 2443 of the Italian Civil Code, Shareholders acting at a properly convened Shareholders’ meeting may delegate to the Board of Directors the power to increase the corporate capital, on one or more occasions, up to a specified amount for a period not to exceed the maximum term of five years from the date of the relevant resolution.

[NOTE: to be drafted details concerning capital increases as indicated in the Notarial deed issuing shares for IPO]

Article 7 - Transfer of Shares

The shares may be freely transferred.

TITLE III

DEBT SECURITIES

Article 8 – Issuance of Debt Securities

The Board of Directors may approve the issuance of debt securities (obbligazioni) in registered or bearer form, with the terms and conditions thereof to be set forth in the applicable resolutions of the Board of Directors, subject to compliance with section 2412 of the Italian Civil Code. Shareholders acting at a properly convened Shareholders’ meeting may resolve to issue convertible debt securities, with the conversion rate and other terms and conditions, including conversion procedures being set forth in the applicable resolutions, as well as to issue participating securities, with the terms and conditions thereof being set forth in the applicable resolutions.

TITLE IV

Article 9 - Shareholders’ meetings

9.1 Shareholders’ meetings shall be held at the registered office of the Company or elsewhere, provided that the location is in Italy or in another country within the European Union or in the United States of America.

Shareholders’ meetings can be called at any time as the Board of Directors deems it necessary or upon request by Shareholders representing at least 10% of the share capital.

Ordinary Shareholders’ meetings shall be held at least once a year, within 120 days following the end of the financial year or, if special circumstances so warrant or the Company is required to prepare consolidated financial statements, within 180 days following the end of the financial year. In such cases the Board of Directors shall specify the reasons for such extension in its report to Shareholders.

9.2 [Shareholders with voting rights are entitled to attend Shareholders’ meetings. The right to attend the meeting and exercise voting rights shall be attested by a a report of eligible Shareholders delivered to the Company by the transfer agent based on its books and records as of the close of business on the seventh business day prior to the date established for the Shareholders’ meeting (assuming that the meeting is convened on the earliest date noticed to Shareholders).] [NOTE: to be evaluated. Technical assessment underway]

Subject to applicable law, Shareholders entitled to vote at a Shareholders’ Meeting may vote in advance of the Shareholders’ Meeting by mail or, if specified in the notice of the meeting, electronically in such manner as specified therein.

9.3 Shareholders’ meetings, both ordinary and special, shall be called by notice published in the Italian daily newspaper “Il Sole 24 Ore” at least fifteen days prior to the date of the meeting or otherwise given by the Company, provided that so long as the Company is allowed by applicable Italian law, by sending, either in the alternative to or in addition to the foregoing published notice, a notice to the Shareholders, to the members of the Board of Directors and to the members of the Board of Auditors, by:

(a) registered mail with return receipt requested;

(b) e-mail with electronic acknowledgment of receipt;

as long as the notice is received by the addressee at least 8 calendar days before the date set for the meeting with evidence thereof as provided above.

The notice shall also be posted on the Company’s web site.

The notice shall set forth the agenda for the meeting as well as the date and place where the meeting is to be held and the date for an adjourned meeting in the event a quorum is missing on the original date set for the meeting.

9.4 The Shareholders’ meeting shall be chaired by a person selected by those in attendance.

9.5 Both ordinary and special Shareholders’ meetings may also be held via teleconference or videoconference, provided that all participants can be identified, that they can follow the discussion and that they can hear and be heard live with respect to the matters on the agenda and are able to express their vote simultaneously on such items.

The meeting notice may specify alternative locations, whether in the registered office or elsewhere, where Shareholders may convene to participate via teleconference or videoconference connection.

Should these conditions be met, it is not necessary for the person chairing the meeting and the person acting as secretary for the meeting to be present at the same location. The meeting shall be deemed to be held at the location where the person acting as secretary to record the minutes of the meeting is present. In the event that the above conditions are not met, the meeting shall be deemed to have been validly convened and held so long as the entire share capital is present or duly represented and a majority of the members of the Board of Directors and the Board of Auditors are in attendance; provided that in such event, any Shareholder or other participant present may object to the discussion of items with respect to which he/she does not deem to have been adequately informed.

9.6 A Shareholders’ meeting shall be deemed to have been validly called and convened and can duly act according to such majorities as provided by applicable law.

9.7 At an ordinary Shareholders’ meeting Shareholders may adopt resolutions with respect to any and all matters as to which Shareholders have the power to vote pursuant to applicable law or this corporate charter.

9.8 At a special Shareholders’ meeting Shareholders may adopt resolutions with respect to any amendments to this corporate charter, the issuance of debt securities convertible into shares, any issuance of additional shares (aumento di capitale), the appointment, replacement and powers of receivers and liquidators, and any and all other matters as to which Shareholders have the power to vote pursuant to applicable law or this corporate charter.

9.9 Each share entitles the holder to one vote, subject to the provisions of this corporate charter with respect to particular classes of shares.

9.10 Any shareholder may name a proxy to represent such Shareholder at the Shareholders’ meeting subject to section 2372 of the Italian Civil Code.

TITLE V

Article 10 – Board of Directors

10.1 The Company shall be managed by a Board of Directors composed of a minimum of three directors and a maximum of seven directors, as determined by the resolution of the shareholders at the time of the election.

The non-compete obligation upon directors, pursuant to Article 2390 of the Italian Civil Code, does not apply.

Candidates for election to the Board of Directors shall be elected on the basis of slates submitted by shareholders, on which candidates must be listed in the order in which they will be elected on the basis of the requisite vote. Slates shall be deposited at the Company’s registered office no later than twenty-five calendar days prior to the date set for the Shareholders’ Meeting for which the election of directors is on the agenda. Any Shareholder, acting individually or through a nominee, may submit or join in the submission of a single slate and may cast its vote for a single slate. Each candidate for election to the Board of Directors may be listed on a single slate, and shall automatically be ineligible for election if named on multiple slates. Only Shareholders who, alone or together with other Shareholders joining in the submission of the slate, represent at least 6% of the share capital eligible to vote at the Shareholders’ meeting at which directors are to be elected, such eligibility to be established by filing an appropriate certification to that effect. Certification of the ownership of the number of shares necessary for submission of a slate must be produced at the time of deposit of the slate or at a later date, provided that such certification is provided by the deadline for the deposit of a slate.] [NOTE: to be evaluated. Technical assessment underway]

Together with and at the same time as the deposit of a slate, the following shall be filed, with failure to comply with such filing requirements leading to the candidates named on the slate being automatically ineligible for election: (i) biographical information for each candidate; (ii) information on the identity of the Shareholders who have submitted the slate, with an indication of the total percentage of the Company’s share capital held: (iii) consent by each candidate to be named in the slate and certification, under his/her own responsibility, that no grounds for ineligibility or incompatibility to serve as a member of the Board of Directors, as well as the satisfaction of the requirements prescribed by applicable law to be a director of the Company, including, where applicable, whether the candidate would be an independent director, if elected, and (iv) such other statements or information as required by law or applicable securities exchange rules and regulations.

Any slates submitted without compliance with the above requirements shall be deemed not to have been submitted.

Directors shall be elected as follows: a) candidates for election as directors equal to the number of seats on the Board of Directors minus 1 shall be selected from the slate that receives the greatest number of votes cast (the “Majority Slate”) shall be elected in the order in which they are listed on the slate; b) the first candidate listed on the slate that receives the second greatest number of votes cast (the “Minority Slate”) shall be elected as director so long as the Minority Slate is not connected in any way, directly or indirectly, with the Shareholders who submitted or voted for the Majority Slate. In the event that the Majority Slate does not contain a sufficient number of candidates to fill the number of vacancies on the Board of Directors to be filled as provided in clause a) above, all candidates listed in the Majority Slate shall be elected directors and the remaining directors shall be elected from the Minority Slate according to the order in which they are listed in such slate. The voting procedure according to slates provided above shall be applicable only in case of election of the entire Board of Directors.

In the event of a tie between slates, a new vote shall be taken and the candidates obtaining the largest number of votes shall be elected without regard to the slate on which they are listed or application of the slate voting mechanism.

Should a single slate be submitted, the Shareholders eligible to vote at the meeting shall cast their vote on such slate and, so long as more votes are cast for such slate than votes cast against such slate, all the members of the Board of Directors shall be elected from that slate in accordance with applicable law at the time.

If no slates are submitted, or a single slate is submitted and such slate does not obtain the requisite number of votes, or the number of directors to be elected on the basis of the slates submitted is less than the full number of directors to be elected, or the entire Board of Directors is not to be entirely elected, or it is otherwise not possible for any reason to elect the Board of Directors in accordance with the provisions of this title, the members of the Board of Directors shall be elected at the Shareholders’ meeting in accordance with generally applicable procedures and required majorities under applicable law, without application of the slate voting mechanism.

10.2 Directors shall be elected for a three-year term and may be re-elected, except as otherwise resolved by Shareholders at the time of their election.

10.3 The Board of Directors shall appoint a Chairman among its members, unless the Chairman is not appointed by a vote of Shareholders’, as well as a Deputy Chairman.

10.4 Meetings of the Board of Directors may be called by the Chairman or the Deputy Chairman and shall be called upon request by at least one director or by the Board of Auditors.

10.5 Resolutions of the Board of Directors’ shall be deemed validly adopted if a majority of directors in office are present at the meeting.

10.6 Resolutions of the Board of Directors shall be deemed approved with the favourable vote of a majority of the directors present at the meeting.

10.7 The Board of Directors may act with respect to any and all matters related to the ordinary and extraordinary affairs of the Company as necessary and/or appropriate for the conduct of the Company’s business in accordance with its purpose.

The Board of Directors shall also have authority with respect to the following matters:

(i)	resolutions concerning mergers in the cases referred to in Articles 2505, 2505-bis and 2506-ter of the Civil Code;

(ii)	reduction of the share capital in case of withdrawal of a shareholder;

(iii)	amendments to the Articles of Association to comply with applicable law provisions.

10.8 The Board of Directors may establish one or more committees with advisory, deliberative or oversight functions in accordance with applicable laws and regulations in whatsoever applicable jurisdiction, as well as with codes of conduct and corporate governance best practices. If one or more committees are established, their composition, powers and operation shall be as determined by the Board of Directors.

The Board of Directors may delegate its powers to one or more of its members or to an executive committee comprised of members of the Board of Directors and shall determine the scope of their delegated authority and related restrictions, policies and procedures, in compliance with this corporate charter.

10.9 The Board of Directors may appoint one or more deputy chairs and designate a Secretary, which need not be a director.

10.10 If the Board of Directors delegate some of its powers to one or more managing directors and/or an executive committee, they shall report to the full Board of Directors at least every six months (or more frequently if resolved by the Board of Directors in delegating such powers) on their activities generally and their expected activities as well as on the most important matters, in a quantitative or qualitative sense, carried out by the Company or by any of its controlled subsidiaries.

10.11 Shareholders acting at a regular meeting may establish aggregate compensation for the entire Board of Directors, which the Board of Directors shall have authority to allocate among individual directors on the basis of their respective duties and responsibilities, including service on specific committees of the Board.

Members of the Board of Directors shall be entitled to reimbursement of the expenses incurred in fulfilling to their responsibilities.

10.12 The Board of Directors may appoint such officers, agents and other representatives of the Company, which need not be employees of the Company, and delegate to them such powers with respect to specific matters or categories of matters in the name and on behalf of the Company. The Board of Directors may also appoint one or more General Managers, establishing their powers and duties.

10.13 The power to bind the Company and to act as its legal representative with third parties and in front of courts shall belong to the Chairman of the Board of Directors, the Deputy Chairman and such managing director(s), if any, in accordance with the powers delegated to them upon their appointment.

10.14 Notice of any meeting of the Board of Directors shall be sent by the Chairman, the Deputy Chairman or any managing director by registered letter or e-mail to be sent at least four calendar days prior to the meeting to each director and to the members of the Board of Auditors, or, in case of urgency, by telegram or fax or by e-mail sent at least twenty-four hours before the meeting.

The notice of a meeting must indicate the place of the meeting, which may be the registered office or the Company or elsewhere, provided that it is in Italy, in another country within the European Union or in the United States of America.

10.15 Meetings of the Board of Directors may also be held via teleconference or videoconference, provided that all directors in attendance can be identified, can participate in the discussion and may hear and be heard live on the matters to be dealt with and acted upon.

10.16 Subject to satisfaction of the above requirements, it is not necessary for the Chairman and the person acting as the secretary for the meeting to be present in the same location. The meeting is deemed to be held in the location where the person acting as the secretary for the meeting is present.

Meetings of the Board of Directors shall be chaired by the Chairman or, in the event of his or her absence, incapacity or refusal, by the Deputy Chairman or by a managing director, if one has been appointed, or by a director designated by the directors present at the meeting.

10.17 Any director who has a conflict of interest with respect to a matter to be acted upon must disclose it to the other directors according section 2391 of the Italian Civil Code.

10.18 Meetings of the Board of Directors shall be deemed to have been validly held even in the absence of any formal call, provided that all directors and all members of the Board of Auditors are in attendance, including via teleconference or videoconference.

10.19 Board of Directors’ resolutions shall be set forth in minutes signed by the Chairman and the secretary of the meeting.

TITLE VI

Article 11 - Board of Auditors and Internal Auditing

11.1 The Board of Auditors shall consist of three statutory and two alternate members and shall act in accordance with applicable law.

The Board of Auditors shall be elected on the basis of slates submitted by Shareholders, on which candidates must be listed in the order in which they will be elected on the basis of the requisite vote. Slates shall be deposited at the Company’s registered office no later than twenty-five calendar days prior to the date set for the Shareholders’ Meeting for which the election of members of the Board of Auditors is on the agenda. Any Shareholder, acting individually or through a nominee, may submit or join in the submission of a single slate and may cast its vote for a single slate. Each candidate for election to the Board of Auditors may be listed on a single slate, and shall automatically be ineligible for election if named on multiple slates. Only Shareholders who, alone or together with other Shareholders joining in the submission of the slate, represent at least 6% of the share capital eligible to vote at the Shareholders’ meeting at which members of the Board of Auditors are to be elected, such eligibility to be established by filing an appropriate certification to that effect. Certification of the ownership of the number of shares necessary for submission of a slate must be produced at the time of deposit of the slate or at a later date, provided that such certification is provided by the deadline for the deposit of a slate. [NOTE: to be evaluated. Technical assessment underway]

Together with and at the same time as the deposit of a slate, the following shall be filed, with failure to comply with such filing requirements leading to the candidates named on the slate being automatically ineligible for election: (i) biographical information for each candidate; (ii) information on the identity of the Shareholders who have submitted the slate, with an indication of the total percentage of the Company’s share capital held: (iii) consent by each candidate to be named in the slate and certification, under his/her own responsibility, that no grounds for ineligibility or incompatibility to serve as a member of the Board of Auditors, as well as the satisfaction of the requirements prescribed by applicable law to be an internal auditor, including those relating to independency, and (iv) such other statements or information as required by law or applicable securities exchange rules and regulations.

Any slates submitted without compliance with the above requirements shall be deemed not to have been submitted.

Members of the Board of Auditors shall be elected as follows: a) candidates for election as auditors equal to two statutory members and one alternate for the Board of Auditors shall be selected from the slate that receives the greatest number of votes cast (the “Majority Slate”) shall be elected in the order in which they are listed on the slate; b) the remaining statutory member (who will act as President of the Board of Auditors) and alternate for the Board of Auditors will be drawn from the slate that receives the second greatest number of votes cast (the “Minority Slate”) so long as the Minority Slate is not connected in any way, directly or indirectly, with the Shareholders who submitted or voted for the Majority Slate. In the event that the Majority Slate does not contain a sufficient number of candidates to fill the number of vacancies on the Board of Auditors to be filled as provided in clause a) above, all candidates listed in the Majority Slate shall be elected internal auditors and the remaining internal auditors shall be drawn from the Minority Slate according to the order in which they are listed in such slate. The voting procedure according to slates provided above shall be applicable only in case of election of the entire Board of Auditors.

In the event of a tie between slates, a new vote shall be taken and the candidates obtaining the largest number of votes shall be elected without regard to the slate on which they are listed or application of the slate voting mechanism.

Should a single slate be submitted, the Shareholders eligible to vote at the meeting shall cast their vote on such slate and, so long as more votes are cast for such slate than votes cast against such slate, all the members of the Board of Auditors shall be elected from that slate in accordance with applicable law at the time.

If no slates are submitted, or a single slate is submitted and such slate does not obtain the requisite number of votes, or the number of internal auditors to be elected on the basis of the slates submitted is less than the full number of internal auditors to be elected, or the Board of Auditors is not to be entirely elected, or it is otherwise not possible for any reason to elect the Board of Auditors in accordance with the provisions of this title, the members of the Board of Auditors shall be elected at the Shareholders’ meeting in accordance with generally applicable procedures and required majorities under applicable law, without application of the slate voting mechanism.

In the event of the resignation or removal termination of a member of the Board of Auditors who was drawn from the Majority Slate or from the Minority Slate, as the case may be, alternate internal auditors drawn from the same slate shall fill the vacancy in declining order of age, subject to compliance with the requirements of this corporate charter regarding the composition of the Board of Auditors. The election of internal auditors to fill other vacancies on the Board of Auditors pursuant to Article 2401 of the Italian Civil Code shall be approved at a Shareholders’ Meeting with the affirmative vote of an absolute majority of those present and voting and in compliance with the principle of the appropriate representation of minority shareholders. In the event of the removal or resignation of an internal auditor chosen from the Minority Slate, the principle of appropriate representation of minority shareholders shall be deemed to have been complied with is an alternate auditor drawn from the Minority Slate is appointed.

11.2 Should the Board of Auditors also be engaged to audit the financial statements and accounts of the Company pursuant to section 2409-bis, par. 2, of the Italian Civil Code, the Board of Auditors shall be comprised entirely of auditors listed in the applicable register.

11.3 Meetings of the Board of Auditors may be held via teleconference or videoconference, provided that all internal auditors in attendance can be identified, can participate in the discussion and may hear and be heard live on the matters to be dealt with and acted upon. The meeting shall be deemed to have been held at the location where the President and the Secretary are present.

11.4 For anything not provided herein, the Italian Civil Code and applicable laws concerning internal audit committees and the auditing function shall apply.

TITLE VII

Article 12 - Withdrawal

12.1 Shareholders may exercise their right of withdrawal in the cases and according to the procedures provided by applicable law.

12.2 However, withdrawal right shall be excluded for those shareholders who have not taken part in or have voted against the resolutions concerning:

(a) the introduction or removal of any restraint on circulation of the shares;

(b) the extension of the Company’s term.

TITLE VIII

Article 13 - Financial statements and Profits

13.1 The Company’s fiscal year shall end on 31 December of each year. At the end of each fiscal year, the Board of Directors shall have financial statements prepared in accordance with applicable law.

13.2 5% of the net profits resulting from the year-end financial statements shall be set aside as legal reserves, until the aggregate amount allocated to such reserve equals one fifth of the share capital.

13.3 The remaining net profits shall be available for the payment of dividends as approved at a meeting of Shareholders or for such other purposes as the Shareholders will deem most appropriate or necessary.

13.4 Dividends not collected within five years following the day on which they became payable shall be deemed forfeited back to the Company.

TITLE IX

Article 14 - Winding-up and Liquidation

14.1 Should the Company be wound up at any time, the Shareholders acting at a duly called and convened meeting shall approve procedures to be followed for liquidation and shall appoint one or more receivers or liquidators, as their powers.

TITLE X

Article 15 - Final provisions

15.1 Any matter not specifically provided in this corporate charter shall be governed by the provisions of the Italian Civil Code and other applicable laws then in force with respect to joint stock companies.